FOR IMMEDIATE RELEASE:

SIMON BATES APPOINTED TO DMC GLOBAL’S BOARD OF DIRECTORS

BROOMFIELD, Colo. – June 25, 2024 – DMC Global Inc. (Nasdaq: BOOM) today announced that its board of directors has elected Simon Bates as an independent director.

Mr. Bates joins the DMC board with nearly 30 years of leadership experience in the building products industry. He previously was CEO of Argos North America, one of the largest U.S. cement and ready-mix concrete producers, from October 2022 to January 2024, when Argos was sold to Summit Materials. He also served as president, CEO and director of GCP Applied Technologies Inc., from October 2020 to October 2022, when the company was acquired by Saint-Gobain. GCP was a leading global provider of construction products, including high-performance specialty construction chemicals and building materials. From April 2017 to October 2020, Mr. Bates served as president of Infrastructure Products Group, a division of CRH plc, a publicly traded manufacturer of building products and materials.

Mr. Bates currently serves as a director on the board of U.S. Silica Holdings, Inc. (NYSE: SLCA), a global performance materials company and a leading producer of commercial silica used in the oil and gas industry and in a wide range of industrial applications.

“We’re thrilled to welcome Simon to DMC’s board,” said David Aldous, chairman. “His experience and expertise in the building products industry will be invaluable as we pursue strategic initiatives designed to maximize value for DMC’s stockholders."

The appointment of Mr. Bates satisfies an obligation pursuant to a cooperation agreement, entered into on March 14, 2024, between DMC’s board and Bradley L. Radoff and his affiliate, to appoint a mutually agreed upon independent director with expertise and experience in the building products sector.

Mr. Bates will serve as a member of the board’s Corporate Governance and Nominating Committee, as well as its Compensation Committee. His appointment increases the number of directors on DMC’s board to eight.

Mr. Bates earned a bachelor’s degree in economics from the University of York in England. He also earned post-graduate degrees in accounting and finance from the University of Manchester, and a post-graduate degree in marketing from the University of Salford.

About DMC Global
DMC Global is an owner and operator of innovative, asset-light manufacturing businesses that provide unique, highly engineered products and differentiated solutions. DMC’s businesses have established leadership positions in their respective markets and consist of: Arcadia, a leading supplier of architectural building products; DynaEnergetics, which serves the global energy industry; and NobelClad, which addresses the global industrial infrastructure and transportation sectors. DMC’s businesses are led by experienced, strategically focused management teams, which are supported with business resources and capital allocation expertise to advance their operating strategies and generate the greatest returns. Based in Broomfield, Colorado, DMC trades on Nasdaq under the symbol “BOOM.” For more information, visit: http://dmcglobal.com

CONTACT:
Geoff High
Vice President of Investor Relations
303-604-3924